MEETING OF THE BOARD OF DIRECTORS
                                       OF
                           EQUITY GROWTH SYSTEMS, INC.

     A meeting of the Board of Directors of Equity Growth Systems, Inc., was held on March 9, 1998, at which meeting a quorum was present.

The Board of Directors of Corporation:

     RESOLVED, that the Charles Scimeca shall be issued 150,000 shares of Common Stock which will bear a restriction per Rule 144(d), as a reward for his tireless effort in finding acquisition targets for the corporation as well as continuing good office representation to the public during these days of delay in the issuance of the 10ksb96 and the further delay in submission of the 15c-211 now in the process of being rewritten and submitted to the NASD.


     FURTHER RESOLVED, that Gary and Jean Vulgamoro shall be issued 20,000 shares of Common Stock which will bear a restriction per Rule 144(d) for services rendered.

     FURTHER RESOLVED, that R. Mark Granville-Smith Trust shall be issued 20,000 shares Common Stock which will bear a restriction per Rule 144(d), for services rendered.

     BE IT FURTHER RESOLVED, to advise Liberty Transfer Co., the transfer agent for Equity Growth Systems, inc. to issue the above shares as requested.

     There being no further business requiring action or consideration, and upon motion duly made, the meeting was adjourned.


                           /s/ E. Granville-Smith /s/
                          -----------------------------
                               E. Granville-Smith
                                CEO and President

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